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Uranerz Drills 11 Feet of 0.639% Uranium at Nichols Ranch “Nose”

Casper, Wyoming, June 6, 2007 -- Uranerz Energy Corporation (AMEX:URZ) is pleased to announce that its 2007 drill program has drilled into the high grade “nose” of the oxidation-reduction geochemical (roll) front and has significantly expanded the known uranium mineralization at the Nichols Ranch project. New results indicate that Nichols Ranch continues to return excellent grades over good widths. The most significant results to date include:

Hole ID	Thickness	Grade (%)	Grade-Thickness	Depth
	(ft)		(GT)	(ft to top)
U07N-23	7.0	0.153	1.071	637.5
U07N-24	8.0	0.380	3.040	649.0
U07N-25	4.5	0.265	1.193	671.5
U07N-26	6.0	0.169	1.014	648.5
U07N-42	5.5	0.460	2.530	545.5
U07N-48*	13.5	0.229	3.092	609.0
U07N-50*	14.0	0.283	3.962	623.5
U07N-52*	6.0	0.267	1.602	592.5
U07N-53*	10.0	0.180	1.800	598.5
U07N-70*	11.0	0.639	7.029	552.0

* Notes holes drilled on Nichols West

In a news release dated May 14, 2007, we announced the recent acquisition of a fee lease property (“Nichols West”). It was believed that the Nichols West property may host the “nose” of the oxidation-reduction geochemical (roll) front at Nichols Ranch. The first exploration holes were drilled on Nichols West immediately after the acquisition was closed. Results of some 19 holes drilled to date on Nichols West indicate better than expected size and GT (Grade X Thickness) of the mineralized trend. In late May, a second drill rig commenced work at Nichols Ranch. The second rig has been tasked with drilling additional fences while the first rig is busy on the new Nichols West project area. The Nichols West area is an extension to the Nichols Ranch project and is within the regulatory Nichols Ranch project boundary currently being permitted for in-situ recovery (“ISR”) uranium production.

The 2007 drilling program commenced on February 19, 2007 and 70 exploration holes had been drilled at the Nichols Ranch property and two at the Hank property through June 3, 2007. Results from the 70 Nichols Ranch holes showed 13 had little or no mineralization, 10 had light mineralization (Grade X Thickness (“GT”) less than 0.1), and 47 were significantly mineralized. Twelve of the 47 significantly mineralized holes had GT of 1.0 or higher, 3 of the 12 were mineralized in the 3.0 to 4.0 GT range, and one had a GT just over 7.0 (see full News Release at http://www.uranerz.com/s/NewsReleases.asp for details).

The first part of the 2007 drilling program was to further delineate the extent of mineralization and to characterize the uranium trend at the Nichols Ranch property. To this end, 95% of the drilling was conducted along rows or fences that were perpendicular to the strike of the mineralized trend. Holes in the fences were spaced 50 to 100 feet apart and the fences were located approximately every 1000 –2000 feet along the mineral trend. Due to the nature of this approach, two holes with little or no mineralization may occur at each end of the fence. Seven fences have been completed to date.

“The Nichols West was a strategic acquisition and the size and grade of the “nose” is better than we expected,” said Kurtis Brown, Vice-President, Exploration, at Uranerz Energy. "We are very pleased with these results and have moved a second rig to the project area. We look forward to further deposit expansion as the drilling continues."

Drilling is expected to be completed on the Nichols Ranch during June. It is planned that the rigs will then begin exploration on the Doughstick and Collins Draw properties. Additional test wells are also planned on the Hank property.

Uranerz Energy Corporation has expertise in in-situ recovery uranium mining and holds several projects in Wyoming with uranium-mineralized sandstone. These Powder River Basin uranium properties are advanced, and the Company has initiated environmental licensing and mine planning for the development of two of these properties, the Hank and Nichols Ranch projects.

Uranerz is working to acquire additional ground in the Powder River Basin where historic information indicates the presence of additional mineralization trends.

To obtain more information, contact investor relations at Uranerz, telephone 1-800-689-1659, or visit our web site at www.uranerz.com .

ON BEHALF OF THE BOARD

“Glenn Catchpole”

Glenn Catchpole
President and CEO

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to complete the acquisition of any interest in any new mineral exploration properties;
(ii)	the inability of the Company to achieve the financing required to pursue the acquisition or exploration of any new mineral properties;
(iii)	the inability of the Company to raise the financing necessary to conduct exploration or development of its properties;
(iv)	the lack of presence of commercial mineralization on its properties; and
(v)	the inability of the Company to establish commercial deposits or reserves of uranium on its properties.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

USA OPERATIONS		CANADA OPERATIONS		American Stock Exchange: URZ
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